Exhibit 5.2

[Letterhead of Ice Miller LLP]

February 2, 2007

Jarden Corporation

555 Theodore Fremd Avenue

Rye, New York 10580

Kane Kessler, P.C.

1350 Avenue of the Americas

New York, New York 10019

Re:	Registration Statement on Form S-3 of Jarden Corporation

Ladies and Gentlemen:

We have acted as special Indiana counsel to Jarden Corporation, a Delaware corporation (the “Company”), and each of Alltrista Plastics Corporation, an Indiana corporation, and Jarden Zinc Products, Inc., an Indiana corporation (collectively, the “Indiana Guarantors” and each individually an “Indiana Guarantor”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed on behalf of the Company and the Guarantors (as defined below) with the Securities and Exchange Commission relating to the Company’s offering of up to an aggregate of $400 million of one or more series of debt securities (the “Debt Securities”), which will be issued pursuant to an indenture (as amended, supplemented or amended and supplemented from time to time, the “Indenture”) to be entered into by and between the Company and The Bank of New York, as trustee, and will be guaranteed by the Guarantors (as defined in the Indenture), including the Indiana Guarantors, pursuant to a supplemental indenture. Capitalized terms not otherwise defined herein shall have the respective meaning assigned to such terms in the prospectus contained in the Registration Statement. The guarantees by the Indiana Guarantors with respect to the Debt Securities are collectively referred to herein as the “Guarantees.”

Except as described in this letter, we are not generally familiar with the Indiana Guarantors’ businesses, records, transactions, or activities. Our knowledge of their businesses, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and that otherwise has been brought to our attention by certificates executed and delivered to us by officers of the Indiana Guarantors in connection with this opinion letter. We have examined copies, certified or otherwise identified to our satisfaction, of the documents listed in the attached Exhibit A, which is made a part hereof. For the purposes of this opinion, the documents listed in Exhibit A are hereinafter referred to collectively as the “Authorization Documents.”

In rendering our opinion, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinion herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana.

We have relied upon and assumed the truth and accuracy of the representations, certifications and warranties made in the Authorization Documents, and have not made any independent investigation or verification of any factual matters stated or represented therein. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Indiana Guarantors. Our representation of the Indiana

Guarantors is limited to the transactions contemplated by the Registration Statement and other matters specifically referred to us by the Indiana Guarantors.

In rendering this opinion letter to you, we have assumed with your permission:

(a)             The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

(b)             The respective factual representations, statements and warranties of the Indiana Guarantors in the Guarantees and the Authorization Documents, and in the other documents that we have reviewed, and upon which we have relied, are accurate, complete and truthful.

(c)             All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1.             Each Indiana Guarantor is a corporation incorporated and validly existing under the law of the State of Indiana, for which the most recent required biennial report has been filed with the Indiana Secretary of State and no Articles of Dissolution appear as filed in the Indiana Secretary of State’s records.

2.             Each Indiana Guarantor has all requisite corporate power and corporate authority under Indiana law to own and operate its properties and carry on its business as now conducted and to perform its obligations under the Guarantees.

3.             The execution and delivery of the Guarantee by each Indiana Guarantor and the performance of each Indiana Guarantor’s obligations under the Guarantee have been duly authorized by all requisite corporate action on the part of such Indiana Guarantor.

The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter than comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein.

We are informed that you are relying on this opinion letter in connection with Kane Kessler, P.C.’s opinion letter to the Company and the Company’s offering pursuant to the Registration Statement. The foregoing opinion shall not be relied upon for any other purpose.

Very truly yours,

/s/ Ice Miller LLP

EXHIBIT A

LIST OF DOCUMENTS REVIEWED

1.	Certificate of Existence for each of the Indiana Guarantors issued by the Indiana Secretary of State, each dated January 22, 2007.

2.	Articles of Incorporation of each Indiana Guarantor, as certified by the Indiana Secretary of State on January 23, 2007, to be a true and complete copy of the Articles of Incorporation of such Indiana Guarantor, as amended, and as further certified by an authorized officer of such Indiana Guarantor as of the date hereof to be a true, current and complete copy thereof.

3.	Bylaws of each Indiana Guarantor, as certified by an authorized officer of such Indiana Guarantor as of the date hereof, to be a true and complete copy of the Bylaws of such Indiana Guarantor.

4.	Resolutions of the Board of Directors of each Indiana Guarantor, as certified by an authorized officer of such Indiana Guarantor as of the date hereof.

5.	Officers’ Certificates of the Indiana Guarantors dated the date hereof, as to certain factual matters.